Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Webster Financial Corporation and subsidiaries and to the incorporation by reference therein of our report dated February 28, 2013, with respect to the consolidated financial statements of Webster Financial Corporation and subsidiaries as of December 31, 2012 and for the years ended December 31, 2012 and 2011, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, of Webster Financial Corporation and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 17, 2014